Exhibit 3.1

Text of Amendments to Articles of Incorporation of
Harris Teeter Supermarkets, Inc.

1.        ARTICLE 3 of the Articles of Incorporation of Harris Teeter Supermarkets, Inc. is hereby deleted in its entirety and the following is inserted in lieu thereof:

“ARTICLE 3. The aggregate number of shares the Corporation is authorized to issue is one hundred (100) shares of Common Stock. The common stock has unlimited voting rights and is entitled to receive the net assets of the Corporation upon distribution.”

2.        ARTICLE 4 of the Articles of Incorporation of Harris Teeter Supermarkets, Inc. is hereby deleted in its entirety and the following is inserted in lieu thereof:

“ARTICLE 4. The address of the registered office of the Corporation in the State of North Carolina is 327 Hillsborough Street, Raleigh, NC 27603, and the name of its registered agent at such address is Corporation Service Company.”

3.        ARTICLE 7 of the Articles of Incorporation of Harris Teeter Supermarkets, Inc. is hereby amended by deleting in its entirety the last sentence of ARTICLE 7.